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                            VENTURE SURVIVORSHIP VUL
                        ILLUSTRATION SAMPLE CALCULATIONS

THE ASSUMED POLICYHOLDERS

Male preferred nonsmoker, age 55 and female preferred nonsmoker, age 50. Face Amount $500,000. Death benefit option 1.
$4,500 planned annual premium paid on the policy anniversary.
Assuming current cost of insurance rates and a hypothetical gross annual investment return of 12%.
The sample calculations are shown for policy year 5 month 1.

The following is a detailed representation of the interim policy value calculations during policy year 5.

          BEGINNING                                                             MONTHLY NET      ENDING
           POLICY       NET        VALUE      ADMIN       M&E         COI       INVESTMENT       POLICY
POLICY     VALUE      PREMIUM      AFTER      CHARGE     CHARGE      CHARGE       FACTOR         VALUE
 MONTH    (Step 1)    (Step 2)    PREMIUM    (Step 3a)  (Step 3b)   (Step 3c)    (Step 4)       (Step 5)
---------------------------------------------------------------------------------------------------------
   1     17,644.27   3,825.00    21,469.27     0.00       21.47        9.05      1.0087414      21,626.15
   2     21,626.15     0.00      21,626.15     0.00       21.63        9.04      1.0087414      21,784.25
   3     21,784.25     0.00      21,784.25     0.00       21.78        9.04      1.0087414      21,943.59
   4     21,943.59     0.00      21,943.59     0.00       21.94        9.04      1.0087414      22,104.16
   5     22,104.16     0.00      22,104.16     0.00       22.10        9.03      1.0087414      22,265.98
   6     22,265.98     0.00      22,265.98     0.00       22.27        9.03      1.0087414      22,429.04
   7     22,429.04     0.00      22,429.04     0.00       22.43        9.03      1.0087414      22,593.37
   8     22,593.37     0.00      22,593.37     0.00       22.59        9.03      1.0087414      22,758.97
   9     22,758.97     0.00      22,758.97     0.00       22.76        9.02      1.0087414      22,925.86
  10     22,925.86     0.00      22,925.86     0.00       22.93        9.02      1.0087414      23,094.04
  11     23,094.04     0.00      23,094.04     0.00       23.09        9.02      1.0087414      23,263.52
  12     23,263.52     0.00      23,263.52     0.00       23.26        9.01      1.0087414      23,434.32
---------------------------------------------------------------------------------------------------------

THE GROSS ANNUAL INVESTMENT RETURNS

Derivation of annual subaccount rate of return from hypothetical gross annual investment return.

         Annual Net SubAccount Rate of Return = Hypothetical Gross Annual Investment Return - Assumed Investment Management Fees and Expenses* = 12% - 0.991% = 11.009%

         * Investment management fees and expenses vary by subaccount. Actual investment management fees and expenses will vary with the policyholder's allocation of premium and policy value between the available subaccounts. Investment management fees and expenses represent investment advisory fees and other expenses paid by the portfolios. This illustration reflects an average of the current expenses for the available subaccounts, which is 0.991% per annum, in absence of expense reimbursements.

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THE ILLUSTRATED POLICY VALUES

How the Policy Value is Calculated:

         Ending Policy Value = (Beginning Policy Value + Net Premium - Total Monthly Deductions) x (Monthly Net Investment Factor)

Step 1: The Beginning Policy Value

         The Beginning Policy Value is the policy value at the end of the previous month.
         For year 5 month 1, the Beginning Policy Value is the policy value in year 4 month 12, or $17,644.27

Step 2: Calculating the Net Premium

         Net Premium = Gross Premium - Premium Charge

         For year 5 month 1, the premium charge is 15% of gross premium paid.

         Net Premium = $4,500 - ( $4,500 x 15% ) = $3,825.00

Step 3: Calculating the Total Monthly Deductions

         Total Monthly Deductions = Administrative Charge + Mortality and Expense Risk Charge + Cost of Insurance Charge

         Step 3a: Administrative Charge

                  Administrative Charge of $0.00 per thousand of face amount per month.
                  Administrative Charge = $0.00 x 500,000/1000 = $0.00

         Step 3b: Mortality and expense risk charge (M&E) of 0.100% of the policy value per month.
         M&E = ( beginning policy value + net premium ) x 0.100% = ( $17,644.27 + $3,825.00 ) x 0.100% = $21.47

         Step 3c: Cost of Insurance (COI) Charge = Monthly COI rate x [(Face Amount / Discount Factor ) - (Beginning Policy Value + Net Premium - Administrative charge - M&E charge)]

                  In the illustrated example, the Monthly COI rate for year 5 is 0.0000190, the Face Amount is $500,000 and the Discount Factor is 1.0032737

         COI Deduction = 0.0000190 x [( $500,000 / 1.0032737 ) - ( $17,644.27 +
         $3,825.00 - $0.00 - $21.47] = $9.05

         Total Monthly Deductions = $0.00 + $21.47 + $9.05 = $30.52

Step 4: Determining the Net Investment Factor

         The value of a unit of each sub-account was initially fixed at $10.00. For each subsequent Business Day the unit value for that sub-account is determined by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the that sub-account on such subsequent Business Day.

         The net investment factor for a sub-account on any Business Day is equal to (a) divided by (b) where:

         a) is the net asset value of the underlying Portfolio shares held by that sub-account as of the end of such Business Day before any policy transactions are made on that day; and

         b) is the net asset value of the underlying Portfolio shares held by that sub-account as of the end of the immediately preceding Business Day after all policy transactions were made for that day;

         The value of a unit may increase, decrease, or remain the same, depending on the investment performance of a sub-account from one Business Day to the next.

         For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 11.009% net annual subaccount rate of return:

                  Monthly Net Investment Factor (hypothetical) = (1 + 0.11009) to the power of 1/12 = 1.0087414

Step 5: Ending Policy Value

                  Ending Policy Value = (Beginning Policy Value + Net Premium - Total Monthly Deductions) x (Monthly Net Investment Factor) For year 5 month 1 Ending Policy Value = ( $17,644.27 + $3,825.00 - $30.52 ) x ( 1.0087414 ) = $21,626.15

THE ILLUSTRATED CASH SURRENDER VALUES

How the Cash Surrender Value is Calculated:

         Cash Surrender Value = Ending Policy Value - Surrender Charge

         The Surrender Charge for year 5 month 12 in this illustration is $3,531.91

         Cash Surrender Value month 12 = $23,434.32 - $3,531.91 = $19,902.41

THE ILLUSTRATED DEATH BENEFITS

How the Death Benefit is determined:

         Death Benefit = greater of [ Face Amount ] or [ Policy Value x Minimum Death Benefit Percentage ]

         In year 5 of the illustration, the attained age of the younger policyholder is 55 and the applicable Minimum Death Benefit Percentage is 150%.

         Death Benefit = greater of [ $500,000 ] or [ 150% x $23,434.32 ] =
         $500,000

THE CALCULATIONS IN OTHER POLICY YEARS

How the Policy Value calculation will differ in other years:

         The premium charge is 15% for the first 10 policy years and 0.0% thereafter.
         The monthly M&E charge is 0.100% for the first 15 policy years and 0.025% thereafter.
         The monthly administration charge for policy year 1 is $0.175 per thousand of face amount and $0.00 thereafter.
         The monthly COI rates will vary by the attained ages of the policyholders.

How the Cash Surrender Value will differ in other years:

         The surrender charge rate is based on the issue age of the younger insured.
         The surrender charge grading percentage decreases from policy year 1 to 14, and is zero for year 15 and later.

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
                SURRENDER CHARGE
POLICY YEAR    GRADING PERCENTAGE
---------------------------------
     1                93%
     2                86%
     3                80%
     4                73%
     5                66%
     6                60%
     7                53%
     8                46%
     9                40%
    10                33%
    11                26%
    12                20%
    13                13%
    14                 6%
    15+                0%
------------------------------------

How the Death Benefit will differ in other years:

         Under Death Benefit Option 1, the death benefit is the Face Amount of the policy or, if greater, the Minimum Death Benefit. The Minimum Death Benefit is required to ensure the policy continues to qualify as life insurance under the Internal Revenue Code, and is equal to the Policy Value times the applicable Minimum Death Benefit Percentage.